Exhibit 99.1
November 25, 2008
Dear Shareholders (and friends) of AssuranceAmerica,
Several items that should be of interest to you:
•	In a difficult market, the Carrier/MGA continues to show revenue gains over prior periods.
•	We are pleased to have concluded our reinsurance treaties for next year and have added the ACE Tempest Re Group (a division of ACE Limited) to our list of reinsurers.
•	Senior claims management is taking a serious look at the claims process, and making substantial changes in the claims organization, as well as adding additional expertise in certain areas. These changes should result in a much improved 2009 result, but it is painful now.
•	Retail agencies have made substantial expense reductions (approximately 15%), and showing gains in ancillary product sales, with a 9% increase in October over September levels. Fee income is up 12% month over month.
Let’s not forget over the past five years:
❖	Revenues have grown from $24 million to an estimated $63 million.
❖	Gross premiums written have almost doubled.
❖	Assets have increased from $36 million to $135 million
With auto sales struggling, one would expect our revenue to be off, but as a company, we are up 5% for the month and 8% for the year.
Following is our report on October’s results.

	October (Unaudited)
	Current Month			Year To Date
	2008	2007	Change	2008	2007	Change
	(In $1,000)%			(In $1,000)%
• Gross Premiums Produced[1]*	$10,604	$10,430	2%	$120,947	$116,749	4%
• MGA/Carrier Gross Premiums Produced [1,2]	$7,649	$6,614	16%	$82,575	$83,661	(1)%
• MGA/Carrier Revenues [2]	$4,594	$4,324	6%	$47,276	$44,331	7%
• Retail Agencies Gross Premium Produced [1,2]*	$4,044	$4,916	(18)%	$53,032	$53,167	(.3)%
• Retail Agencies Group Revenues [2] *	$727	$779	(7)%	$8,366	$8,637	(3)%
• Company Revenues*	$5,127	$4,896	5%	$53,069	$48,974	8%
• Company Pre-Tax Income before stock option*	$(466)	$(334)	(40)%	$(977)	$1,466	(167)%
• Company Pre-Tax Income*	$(476)	$(376)	(27)%	$(1,029)	$1,096	(194)%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
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As always, we appreciate your continued support and interest in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy W. Millner Guy W. Millner	/s/ Joseph J. Skruck Joseph J. Skruck
Chairman and Chief Executive Officer	President and Chief Operating Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.